Exhibit 99.1

General Moly Announces Proposed Public Offering of Securities

LAKEWOOD, COLORADO, October 17, 2018 — General Moly, Inc. (the “Company” or “General Moly”) (NYSE American and TSX: GMO), the only western-exchange listed, pure-play molybdenum mineral development company, announced it has commenced a proposed underwritten public offering of common shares and common stock purchase warrants (“Offering”). The Offering is subject to market and other conditions, and there can be no assurance as to whether or when the Offering may be completed, or as to the actual size or terms of the Offering. In addition, the Company intends to grant the underwriter an option to purchase additional shares and/or warrants equal to up to 15% of the aggregate number of shares and warrants to be sold in the offering.

Chief Executive Officer Bruce D. Hansen has indicated an interest in purchasing $500,000 in the Offering at the public offering price per share and associated warrant.

General Moly intends to use the net proceeds from this offering for general corporate purposes, including the ongoing preliminary drilling program for the exploration of zinc, copper and silver mineralization at the southeast area of the Mt. Hope molybdenum project site, and management costs related to the Company’s 80% interest in the Mt. Hope molybdenum project.

H.C. Wainwright & Co. is acting as the sole book running manager for the proposed Offering. The securities described above are being offered pursuant to an effective “shelf” registration statement (File No. 333-217267) that was filed with the Securities and Exchange Commission (the “SEC”) and was declared effective by the SEC on April 26, 2017.  The securities may be offered only by means of a prospectus.  A preliminary prospectus supplement and accompanying prospectus describing the terms of the proposed Offering has been filed with the SEC. A copy of the preliminary prospectus supplement and accompanying prospectus relating to the Offering in the United States is available on the SEC’s website located at http://www.sec.gov and may also be obtained by contacting H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, NY 10022, by calling (646) 975-6996 or emailing placements@hcwco.com.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About General Moly

General Moly is a U.S.-based, molybdenum mineral exploration and development company listed on the NYSE American, recently known as the NYSE MKT and former American Stock Exchange, and the Toronto Stock Exchange under the symbol GMO. The Company’s primary asset, an 80% interest in the Mt. Hope Project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. Combined with the Company’s wholly-owned Liberty Project, a molybdenum and copper property also located in central Nevada, General Moly’s goal is to become the largest primary molybdenum producer in the world.

Molybdenum is a metallic element used primarily as an alloy agent in steel manufacturing.  When added to steel, molybdenum enhances steel strength, resistance to corrosion and extreme temperature performance. In the chemical and petrochemical industries, molybdenum is used in catalysts, especially for cleaner burning fuels by removing sulfur from liquid fuels, and in corrosion inhibitors, high performance lubricants and polymers.

Contact:

Scott Roswell

(303) 928-8591

info@generalmoly.com

Website: www.generalmoly.com

Forward Looking Statement

Statements herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections.  Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company.  These risks and uncertainties include, but are not limited to statements regarding the Company’s expectations on the timing, size and completion of the Offering and the anticipated use of proceeds therefrom, risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed public offering, as well as metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, political, operational and project development risks, including the Company’s ability to obtain a re-grant of its water permits and Record of Decision, ability to maintain required federal and state permits to continue construction, and commence production of molybdenum, copper, silver, lead or zinc, ability to identify any economic mineral reserves of copper, silver, lead or zinc; ability of the Company to obtain approval of its joint venture partner at the Mt. Hope Project in order to mine for copper, silver, lead or zinc, ability to raise required project financing or funding to pursue an exploration program related to potential copper, silver lead or zinc deposits at Mt. Hope, ability to respond to adverse governmental regulation and judicial outcomes, and ability to maintain and /or adjust estimates related to cost of production, capital, operating and exploration expenditures.  For a detailed discussion of risks and other factors that may impact these forward looking statements, please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC.  The Company undertakes no obligation to update forward-looking statements.